SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2017 (March 10, 2017)

PARETEUM CORPORATION

(Exact name of registrant as specified in Charter)

Delaware	001-35360	95-4557538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Avenue

New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (212) 984-1096

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 10, 2017, Pareteum Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Joseph Gunnar & Co., LLC (the “Underwriter”), relating to the issuance and sale of 2,333,334 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), at a price to the public of $1.50 per share together with five-year warrants to purchase an aggregate of 1,166,667 shares of Common Stock at an exercise price of $1.87. The Underwriter agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $1.3949 per share. The gross proceeds to the Company from the offering are expected to be approximately $3.5 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The offering closed on March 15, 2017. In addition, under the terms of the Underwriting Agreement, the Company has granted the Underwriter a 45-day option to purchase up to (i) up to 350,000 additional shares of Common Stock (the “Option Shares”) at a purchase price of $1.3949 per one Option Share, taking into account the Underwriter’s discount, and/or (ii) warrants to purchase up to 175,000 additional shares of Common Stock (the “Option Warrants”). The Underwriter partially exercised their over-allotment option on 109,133 Option Warrants.

The offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-213575) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) and a prospectus supplement and accompanying prospectus filed with the SEC.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated by reference herein.

Item 8.01.	Other Events.

On March 10, 2017, the Company issued a press release announcing the pricing of the offering. On March 15, 2017, the Company issued a press release announcing the closing of the offering. A copy of these press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Forward-Looking Statements

The Company cautions you that statements included in this Current Report on Form 8-K that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, among other things, references to the completion of the offering and the expected net proceeds therefrom. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the risk and uncertainties associated with market conditions and the satisfaction of customary closing conditions relating to the offering, as well as risks and uncertainties in the Company’s business, including those risks described in the Company’s periodic reports it files with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 10, 2017, by and between Pareteum Corporation and Joseph Gunnar & Co., LLC
99.1	Press Release, dated March 10, 2017
99.2	Press Release, dated March 15, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2017	PARETEUM CORPORATION

	By:	/s/ Alexander Korff
Name: Alexander Korff
Title: General Counsel & Secretary